UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of the earliest event reported): August 31, 2007

SPORT CHALET, INC.
(Exact name of registrant as specified in its charter)

Delaware	0-20736	95-4390071
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

One Sport Chalet Drive, La Canada, CA 91011
(Address of principal executive offices) (Zip Code)

(818) 949-5300
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

Loan Agreement by and between Sport Chalet, Inc. and Bank of America, N.A.

On August 31, 2007, Sport Chalet, Inc. (the “Company”) entered into an amended and restated Loan Agreement with Bank of America, N.A. (the “Lender”). The credit facility provides for advances up to $30 million, increasing to $40 million for the three-month period from October 1 through December 31 each year, including up to $10 million in letters of credit. The credit facility expires on September 30, 2012. Any amounts outstanding under the credit facility bear interest at either LIBOR plus an applicable margin (1.00% or 1.25%) or the Lender’s base rate less 0.25%, at the election of the Company. The applicable margin is based upon the ratio of funded debt to EBITDA. The credit facility permits advances up to 45% of the Company’s net inventory at cost. The unused portion of the credit facility is subject to a commitment fee of 0.20%. The obligations under the credit facility are secured by all of the Company’s accounts, inventory and equipment. The credit facility contains affirmative and negative covenants, including requirements to maintain a ratio of funded debt to EBITDA of less than 1.75 to 1.0 and fixed charge coverage of at least 1.15 to 1.0.

The foregoing summary is qualified in its entirety by reference to the copy of the Loan Agreement and the various related agreements attached as exhibits to this Report.

Item 9.01 Financial Statements and Exhibits.

(a) Not applicable.

(b) Not applicable.

(c) Exhibits.

Exhibit Number	Description of Exhibit
10.1	Loan Agreement dated as of August 31, 2007 by and between Sport Chalet, Inc., a Delaware corporation, as the Borrower and Bank of America, N.A., as the Bank

10.2	Security Agreement dated as of August 31, 2007 by and between Sport Chalet, Inc., a Delaware corporation, as the Borrower and Bank of America, N.A., as the Bank

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SPORT CHALET, INC.

Date: August 31, 2007	By:	/s/ Howard K. Kaminsky
Howard K. Kaminsky, Executive Vice President-Finance, Chief Financial Officer and Secretary